AMG FUNDS II

Amendment No. 21 to Amended and Restated Declaration of Trust

CERTIFICATE AND INSTRUMENT OF AMENDMENT

December 7, 2016

The undersigned, constituting at least a majority of the Trustees of AMG Funds II (the “Trust”), a business trust organized under the laws of The Commonwealth of Massachusetts, do hereby amend the Amended and Restated Declaration of Trust of the Trust dated March 19, 1992, as amended from time to time (the “Declaration of Trust”), as follows:

WHEREAS, Article V, Section 5.11 of the Declaration of Trust provides that the Trustees may amend the Declaration of Trust for the purpose of designating and establishing any series or class of shares upon the execution by a majority of the Trustees of an amendment to the Declaration of Trust;

WHEREAS, the Trustees wish to redesignate Class S shares of AMG Managers Amundi Intermediate Government Fund and AMG Managers Amundi Short Duration Government Fund as Class N shares;

WHEREAS, the Trustees wish to redesignate Class I shares of AMG GW&K Enhanced Core Bond Fund as Class Z shares;

WHEREAS, the Trustees wish to redesignate Class S shares of AMG GW&K Enhanced Core Bond Fund as Class I shares; and

WHEREAS, the Trustees wish to designate and establish Class I shares and Class Z shares of AMG Managers Amundi Intermediate Government Fund and AMG Managers Amundi Short Duration Government Fund;

NOW, THEREFORE, Article V, Section 5.11 of the Declaration of Trust is hereby amended, effective as of February 27, 2017, by deleting the first sentence of such Section 5.11 and substituting therefore the following:

“Without limiting the authority of the Trustees set forth in Section 5.1, inter alia, to establish and designate any further series or classes or to modify the rights and preferences of any series or class, each of the following series shall be, and is hereby, established and designated: (1) AMG Chicago Equity Partners Balanced Fund, which shall consist of three classes, Class N, Class I and Class Z; (2) AMG GW&K Enhanced Core Bond Fund, which shall consist of four classes, Class N, Class C, Class I and Class Z; (3) AMG Managers High Yield Fund, which shall consist of two classes, Class N and Class I; (4) AMG Managers Amundi Intermediate Government Fund, which shall consist of three classes, Class I, Class N and Class Z; and (5) AMG Managers Amundi Short Duration Government Fund, which shall consist of three classes, Class I, Class N and Class Z;”

The foregoing amendment may be signed in counterparts with the same effect as if all signatories had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date first set forth above.

/s/ Bruce B. Bingham	/s/ Christine C. Carsman
Bruce B. Bingham	Christine C. Carsman

/s/ William E. Chapman, II	/s/ Edward J. Kaier
William E. Chapman, II	Edward J. Kaier

/s/ Kurt Keilhacker	/s/ Steven J. Paggioli
Kurt Keilhacker	Steven J. Paggioli

/s/ Richard F. Powers III	/s/ Eric Rakowski
Richard F. Powers III	Eric Rakowski

/s/ Victoria Sassine	/s/ Thomas R. Schneeweis
Victoria Sassine	Thomas R. Schneeweis